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                                                                   EXHIBIT 10(n)

                            THE SEAGRAM COMPANY LTD.

               1983 STOCK APPRECIATION RIGHT AND STOCK UNIT PLAN
                            (AMENDED AUGUST 5, 1986)

     The Seagram Company Ltd. (the "Company") hereby establishes the following 1983 Stock Appreciation Right and Stock Unit Plan, as amended (the "Plan") for eligible employees of certain subsidiaries of the Company.

1.   Amount of Stock Appreciation Rights and Stock Units

     Except as otherwise provided pursuant to Paragraphs 7 and 8 hereof, (i) the total number of Stock Appreciation Rights ("SARs") which may be granted under the Plan shall not exceed 2,000,000 and (ii) the aggregate value of Stock Units ("Units") granted under the Plan in any one fiscal year of the Company shall not exceed 50% of the aggregate U.S. dollar amount of base compensation paid in that year to all employees who receive grants of Units under the Plan in that year. For purposes of this Paragraph, the value of a Unit shall be the average closing price of one Common Share of the Company as reported on the composite tape for securities traded on the New York Stock Exchange for the calendar month preceding the date of grant.

2.   Effective Date of Plan

     The Plan shall become effective when adopted by the Board of Directors of the Company; provided, however, that unless the Plan is approved by a majority of the votes cast at a meeting of the shareholders by the holders of shares entitled to vote thereon within one year after its adoption by the Board of Directors of the Company, the Plan and all SARs and Units granted under the Plan shall terminate in all respects at the time of such meeting, or if no meeting is held, after the passage of such year.

3.   Definition of SARs and Units

     An SAR represents the right to receive an amount in cash equal to the excess, if any, of the market value of one Common Share of the Company over the exercise price ("Exercise Price"). The Exercise Price of an SAR shall be an amount determined by the Committee but (with the exception of SARs granted pursuant to Paragraph 7) in no event shall such amount be less than 25% of the average closing price of one Common Share of the Company as reported on the composite tape for securities traded on the New York Stock Exchange during the last calendar month preceding the date on which the SAR is granted (or, in the case of any SARs granted pursuant to the Management Incentive Award Plan of Joseph E. Seagram & Sons, Inc., 25% of such average closing price during the last calendar month of the fiscal year preceding the date of grant). A Unit represents the right to receive an amount in cash equal to the market value of one Common Share of the Company.

4.   Administration

     The Plan shall be administered by a committee ("the Committee") consisting of no fewer than three directors of the Company who shall be disinterested within the meaning of Rule 16b-3 of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended, of the United States of America (the "Act"), and who shall be appointed by, and serve at the pleasure of, the Board of Directors. The Committee shall be the Human Resources Committee of the Board of Directors until the Board determines otherwise. The Committee shall have the authority, consistent with the Plan, to interpret the Plan, to adopt, amend and rescind regulations for its administration, to prescribe or amend the form or forms of the instruments to be used when exercising an SAR, to delegate its authority to administer the Plan with respect to certain employees who are not subject to Section 16(b) of the Act and generally to conduct and administer the Plan and to make all determinations in connection therewith which may be necessary or advisable. All such actions of the Committee shall be binding upon all Participants (as hereinafter defined).
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5.      Determination of Grants

        From time to time the Committee shall determine, from among the directors, officers and other key employees of certain subsidiaries of the Company designated by the Committee ("Designated Subsidiaries", which term, unless otherwise specified by the Committee, shall be deemed to include all subsidiaries of the subsidiary so designated), which of such employees (the "Participants") shall be granted SARs and/or Units under the Plan. Such SARs and/or Units may be granted (i) in addition to any other compensation or benefits to which the Participant is entitled, or (ii) in accordance with the terms of any incentive compensation plans from time to time in effect and approved by the Committee for employees of Designated Subsidiaries that permit selected recipients of incentive compensation awards thereunder to elect to receive all or any part of such awards in SARs and/or Units. The SARs and/or Units granted shall be credited to a memorandum account maintained for each Participant by the Designated Subsidiary of which such Participant is an employee.

6.      Dividends Credited on Units

        When dividends are paid from time to time by the Company with respect to its Common Shares, the appropriate Designated Subsidiary shall calculate the amount in U.S. dollars which would have been payable in cash or property on the total number of Units (including fractions thereof) in the account of each Participant on each dividend payment date as if each such Unit represented one issued and outstanding Common Share of the Company held by the Participant. The amount of such dividends expressed in terms of additional Units or fractions thereof, based upon the market value of the Common Shares of the Company on each such dividend payment date, shall thereupon be credited to the respective accounts of Participants as of such dividend payment date. For purposes of this Paragraph 6, the market value of the Common Shares of the Company as of any dividend payment date shall be the closing price of such Shares as of that date or, if there were no sales on that date, the closing price for the closest preceding date on which there were sales, each as reported on the composite tape for securities traded on the New York Stock Exchange.

7.      Additional Grants of SARs

        In addition to the authority to grant SARs set forth in Paragraph 5, the Committee is authorized to grant SARs to those persons listed in Annex A hereto in the amounts and with the Exercise Prices set forth opposite their names. Such SARs shall be exercisable at any time commencing six months after the date of grant and ending as provided in Paragraph 9.

8.      Adjustments to SARs and Units

        In the event of any capital stock adjustment to the Common Shares of the Company, including adjustments resulting from ordinary stock dividends or stock splits, the number and Exercise Price of SARs and the number of Units in each Participant's account shall be correspondingly adjusted as of the date of such capital stock adjustment.

9.      Exercise of SARs

        a. An SAR shall be exercisable at any time commencing at such time as the Committee may specify at the time of grant but not less than six months after the date of grant and ending one year from the date the Participant retires under the pension plan of the Designated Subsidiary of which the Participant is an employee or ceases to be an employee of such Designated Subsidiary for any reason, including death, provided, that if the Participant is a director or officer subject to Section 16(b) of the Act at the time of exercise, the Participant may exercise his SARs only during the periods which begin on the third business day following the Company's release of annual or quarterly financial information to the public and end on the twelfth business day following such date, and provided further, that the SARs of a Participant who dies within one year from his retirement or other termination of employment shall be exercisable by the Participant's legal representative for a period of not less than three months from the date of the Participant's death.


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    b. A Participant or his legal representative may exercise an SAR by executing and delivering to the appropriate Designated Subsidiary a written notice substantially in the form attached hereto as Annex B-1 or B-2, as the case may require. The date of exercise for the purposes of subparagraph c of this Paragraph shall be the date such notice is postmarked, if delivery is made by mail, or the date of receipt, if delivery is made by hand.

    c. As promptly as practicable after exercise of an SAR, the Designated Subsidiary of which the Participant is or was an employee shall distribute to the Participant or to his legal representative an amount in cash equal to the amount by which the average of the closing prices for the Common Shares of the Company as reported on the composite tape for securities traded on the New York Stock Exchange for the calendar month preceding the month of exercise shall exceed the Exercise Price of such SAR.

10. Distribution with Respect to Units

    a. Except as provided in subparagraph b hereof, Participants shall receive distributions with respect to Units in accordance with irrevocable elections made by them in conjunction with each grant of Units. Each Participant may elect to receive distributions with respect to such Participant's Units (i) upon such Participant's death, retirement or other termination of employment or (ii) on the earlier of (A) a date certain in the future (but not sooner than 12 months after such Units are granted) or (B) such Participant's death, retirement or other termination of employment. Each Participant may also elect to receive any such distribution in a lump sum or in installments, together with dividends accrued thereon. Distributions will be made by the appropriate Designated Subsidiary to the Participant, if living, or to his designated beneficiaries, if deceased, in accordance with such elections. The Designated Subsidiary shall calculate the amount of distribution by multiplying the number of Units with respect to which the distribution is being made by the average closing price for the Common Shares of the Company as reported on the composite tape for securities traded on the New York Stock Exchange for the calendar month preceding the month in which such distribution is being made. Such valuations shall be made annually for the appropriate anniversary month in the event a Participant's distribution is made in annual installments. The Designated Subsidiary shall continue to credit the Participant's account from time to time with dividends in accordance with Paragraph 6 with respect to the undistributed Units.

    b. At any time, prior to the time elected by the Participant at which distribution is to be made with respect to Units, the Committee may, in its sole discretion, authorize the Designated Subsidiary to pay to the Participant an amount in settlement of such number of Units credited to the Participant's account that the Committee determines necessary to meet a financial hardship arising from an emergency. The payment shall be made only in instances of hardship arising from causes beyond the Participant's control such as accident or illness. The Participant shall apply in writing to the Committee for any hardship payment under this subparagraph and shall furnish to the Committee such information as the Committee deems necessary and appropriate to make its determination. The amount of any payment approved by the Committee pursuant to this subparagraph shall be calculated by multiplying the number of Units being settled by the average closing price for the Common Shares of the Company as reported on the composite tape for securities traded on the New York Stock Exchange for the calendar month preceding the month in which the Committee approves payment.

    c. A lump sum distribution from a Participant's account, the initial annual installment from a Participant's account or a payment pursuant to subparagraph b hereof, as the case may be, shall be made at such time as the Committee shall determine, but in no event later than 90 days following the end of the calendar year in which the Participant's retirement, death or other termination of employment or the approval of a payment by the Committee occurs.
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     d.   Designation of beneficiaries pursuant to subparagraph a of this
          Paragraph shall be made in writing filed with the Designated Subsidiary of which a Participant is an employee in such form and in such manner as such Designated Subsidiary may from time to time prescribe. Beneficiaries may be changed in the same manner at any time prior to the death of a Participant or former Participant. If a Participant or former Participant dies without having designated any surviving beneficiaries, his interest under the Plan shall be distributed to the legal representative of his estate.

11.  Rights of Participants

     a. No person shall have any rights or claims under the Plan except in accordance with the provisions of the Plan and any incentive compensation plans pursuant to which SARs and/or Units may be granted.

     b. Nothing contained in the Plan shall be deemed to give any employees the right to be retained in the service of the Company or any Designated Subsidiary.

     c. No Participant or beneficiary under the Plan shall have any right to or interest in any specific asset of the Company or any Designated Subsidiary. All amounts credited to Participants' accounts under the Plan will continue to be part of the appropriate Designated Subsidiary's general funds until distributed under the Plan.

     d. The appropriate Designated Subsidiary shall have the right to deduct distributions made pursuant to the Plan any taxes or other amounts required by law to be withheld.

     e. Except as otherwise expressly provided in subparagraphs (a) and (d) of Paragraph 10, no person shall have the right to assign, transfer, alienate, pledge, encumber or subject to lien the benefits to which he is entitled under the Plan, otherwise than by will or the laws of descent and distribution; benefits under the Plan shall be subject to adverse legal process of any kind; and all SARs shall be exercisable during a Participant's lifetime only by such Participant or by his guardian or legal representative. Any attempted assignment, transfer, alienation, pledge or encumbrance of benefits to lien or adverse legal process of any kind will not be recognized by the Committee and the Committee in such case may terminate the right of such person to such benefits and direct that they be held or applied for the benefit of such person, his spouse, children or other dependents in such manner and in such proportion as the Committee deems advisable. If a person to whom benefits shall be due under the Plan shall be or become incompetent, either physically or mentally, in the judgment of the Committee, the Committee shall have the right to determine to whom such benefits shall be paid for the benefit of such person.

12.  Amendment or Termination

     The Plan may be amended or terminated at any time by action of the Board of Directors of the Company; provided, however, that no amendment or termination shall have the effect of depriving any person of any part of the SARs and/or Units credited to any Participant's account. In the event that the Plan is terminated under this Paragraph, all Participants' accounts will be distributed in accordance with and upon the conditions of the provisions of the Plan in effect immediately prior to such termination.